UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2000

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.	Other Events

On November 29, 2000, the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880
FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REVISES EARNINGS ESTIMATES FOR THE FOURTH QUARTER OF 2000; CASH FLOW EXPECTATIONS REMAIN UNCHANGED

Metairie, Louisiana, November 29, 2000 - Stewart Enterprises, Inc. (Nasdaq NMS: STEI) today announced that it expects to report earnings per share between $.08 and $.11 for the fourth quarter ended October 31, 2000 compared to $.15 for the same period in 1999. The Company previously expected earnings per share between $.15 and $.17 for the fourth quarter. For fiscal year 2000, the Company expects earnings per share in the range of $.61 to $.64. The Company continues to believe it will generate at least $70 to $75 million in cash flow from operations. As of November 27, 2000, the Company had cash and marketable securities of approximately $120 million and an outstanding debt balance of approximately $928 million. The outstanding debt balance has been reduced as a result of regularly scheduled principal payments of $23 million made in November 2000.

The Company anticipates announcing the results of its operations and conducting its usual conference call for the year ended October 31, 2000 during the week of December 11, 2000.

While the Company's domestic funeral business continued to perform well and in line with Company expectations, reduced preneed sales were the reason for the decline in revenue and earnings per share for the quarter. Several factors affected preneed sales, including adjustments to the terms and conditions of preneed contracts, changes in the sales force's compensation structure and most significantly, the effects of changes made to the mix of preneed products and services offered in anticipation of the probable effects of the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) 101.

First, early this year, the Company adjusted the terms and conditions of its preneed contracts to improve cash flow and the quality of receivables. The adjustments included increasing average finance charges, shortening contract lengths and requiring larger down payments.

Secondly, during the second half of fiscal year 2000, the Company developed and began discussing with the sales force a new and simplified standardized compensation structure to promote increased growth in the Company's customer base. One component of this structure links compensation to the generation of property sales revenue and enhanced profitability by focusing on costs and sales mix. The new structure adds some financial security for the sales counselors through minimum compensation guarantees and is, therefore, expected to facilitate recruiting. While discussions of the new compensation structure softened preneed sales in the second and third quarters, its actual implementation in the fourth quarter had an even greater impact. The Company believes it will take time for these changes to be fully implemented and that the result will be a more stable sales force that is better-positioned to meet the Company's sales needs.

Finally, changes the Company made in its sales mix in contemplation of the probable effects of SAB 101 further reduced preneed sales. The SEC issued SAB 101 in December 1999, after the Company's estimates for fiscal 2000 were prepared. Throughout the year, Stewart Enterprises and other industry participants worked with the SEC to determine the effect of SAB 101 on accounting for preneed sales. As discussions with the SEC evolved, the Company began to transition its sales force toward a different sales mix by de-emphasizing the sales of certain products and services on a preneed basis as a result of the likely, although still uncertain effects of SAB 101. Effective the first day of the fourth quarter, the Company significantly reduced the commissions paid on preneed cemetery services and preneed merchandise sales that the Company believes will not be recognized as revenue until delivery under SAB 101. This had the effect of considerably reducing preneed sales. It further affected overall preneed sales as it influenced morale and caused turnover within the sales force. Had management not de-emphasized preneed merchandise and cemetery service sales, the Company believes that it would have reported results for fiscal year 2000 in the range originally expected.

Brian J. Marlowe, Chief Operating Officer, commented, "While we are pleased with the performance of our domestic funeral business, we are clearly not satisfied with our preneed sales performance and have implemented plans to improve it. Our preneed sales force is operating in an environment where the provisions of SAB 101 have not yet been finalized. We believe that, although painful in the short-term, the changes we have made are prudent long-term strategies that will continue to improve our cash flow, the quality of our sales and ultimately improve our earnings. We continue to strongly believe in the merits of preneed sales, and while SAB 101 has caused us to de-emphasize preneed merchandise and cemetery service sales, we plan to continue emphasizing preneed funeral service and cemetery property sales in an effort to generate current earnings and to build and maintain market share."

William E. Rowe, Chief Executive Officer, noted, "Our industry continues to be faced with numerous challenges, some of which we could not have fully anticipated. We expected soft preneed sales from the tightening of installment terms and the modifications to our sales compensation, and we have seen and discussed these throughout the year. However, we could not anticipate SAB 101 or the impact from the impending implementation, including the fact that the matter remained unresolved at the end of the fourth quarter. Implementing complex changes throughout our Company takes time, and when the uncertainty surrounding SAB 101 dissipates, we are confident that we have the right leaders and programs in place to manage our sales organization. Stewart has been and continues to be an industry leader in preneed sales."

Mr. Rowe concluded, "There is an absolute and inevitable need for the products and services we provide. Our funeral business is solid. The demographics of the population are very positive for our industry both in the at-need and preneed aspects of our business. The funeral home and cemetery combination operation continues to be a powerful business model."

"We are also moving forward on the various initiatives previously announced. We continue to have significant success with the rollout and implementation of our internal growth initiatives and are focused on managing costs and limiting capital expenditures. We expect to provide cash from operating activities of at least $70 to $75 million for fiscal year 2000 compared to $16 million for fiscal year 1999, and we continue to consider the possible sale of certain foreign assets and other non-core assets. We remain focused on building cash to improve our capital structure."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in North America, currently owning and operating 627 funeral homes and 163 cemeteries in North America, South America, Europe and the Pacific Rim.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors including the following: the economy, death rate, competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's ability to access capital markets including the secondary equity and debt markets; the Company's ability to achieve economies of scale and manage growth; the performance of acquired businesses; the Company's success with its internal growth strategies, operating initiatives, and cash flow initiatives; the effects and timing of possible asset sales and the implementation of SAB 101; the Company's ability to enter new markets; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended July 31, 2000. The Company assumes no obligation to update information contained herein.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

November 29, 2000	/s/ MICHAEL G. HYMEL Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer